ROTH INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider is a part of your contract. The contract to which it is attached is modified, as specified below, in order to qualify as a Roth Individual Retirement Annuity (“IRA”) under the terms of the Internal Revenue Code as amended (the “Code”), the rules and regulations thereunder (“Income Tax Regulations”), and successor provisions thereto. The Owner shall comply with the provisions of this rider to prevent loss of the advantages of tax deferral and to prevent tax penalties.

All the provisions of the contract and this rider shall be interpreted to maintain the qualification of the contract as a Roth IRA under Code sections 408(b), 408A and the Income Tax Regulations thereunder. Where the provisions of the rider are inconsistent with the provisions of the contract, including the provisions of any other endorsements or riders issued with the contract, the provisions of this rider will control. We reserve the right to amend this rider to comply with future changes in the Code and the Income Tax Regulations thereunder. We will send you a copy of any such amendment.

Article I

Ownership. The Owner of the contract must be an individual who is the sole Owner and the annuitant. Joint ownership is not permitted. Except as provided in this rider, and otherwise permitted under the Code and the Income Tax Regulations, neither the Owner nor the annuitant may be changed. All distributions while the Owner is alive must be made to the Owner.

If this contract is owned as an inherited IRA within the meaning of Code Section 408(d)(3) maintained for the benefit of a Designated Beneficiary of a deceased individual and who has not elected to treat this Roth IRA as the surviving spouse’s own Roth IRA, references in this endorsement to “Owner” are to the deceased individual and the Designated Beneficiary must be the Annuitant.

Article II

Exclusive Benefit. The contract is established for the exclusive benefit of the Owner or his or her beneficiaries.

Article III
Non-forfeitable. The interest of the Owner is non-forfeitable.

Article IV

Non-transferable. The contract is non-transferable or assignable by the Owner The contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose to any person other than to the Issuer, other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6).

Article V

Contributions/Premiums. Premium payments shall be paid in cash. If the contract permits only a single premium, only one premium payment will be accepted. If the Contract permits flexible premiums, multiple premium payments will be accepted as permitted under the contract. Premiums are not fixed. The Owner shall have sole responsibility for determining whether any premium payment meets applicable income tax requirements. Any refund of premiums (other than those attributable to excess contributions) will be applied toward the payment of additional premiums before the close of the calendar year following the year of the refund. If the Owner dies before the entire interest has been distributed, no additional premium payments will be accepted under the contract after the Owner’s death unless the sole beneficiary is the Owner’s surviving spouse and the contract is treated as such spouse’s own Roth IRA for federal income tax purposes.

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Except in the case of a qualified rollover contribution (as defined below), a nontaxable transfer from another Roth IRA, or a recharacterization (as defined below), or an employer contribution to a Simplified Employee Pension as described in Code section 408(k), no contribution will be accepted unless the total of such contributions to all the Owner's Roth IRAs for a taxable year does not exceed the Code section 219(b) limit for any year (without regard to the limitations of Code section 219(g)). The dollar contribution limit will be reduced if adjusted gross income ("AGI") exceeds the amounts set forth in Code section 408A(c)(3).

If the Owner makes regular contributions to both Roth and non-Roth IRAs for a taxable year, the maximum regular contribution that can be made to all the Owner’s Roth IRAs for that taxable year is reduced by the regular contributions made to the Owner’s non-Roth IRAs for the taxable year.

A.Contributions Specifically Authorized by Statute. In addition to the amounts described in paragraphs (A) and (B) above, an Owner may make additional contributions (if permitted under the contract) specifically authorized by statute – such as repayments of qualified reservist distributions, qualified disaster and qualified disaster recovery distributions, qualified birth or adoption distributions, distributions due to terminal illness, coronavirus-related distributions, qualified distributions for the purchase or construction of a main home, and certain amounts received in connection with the Exxon Valdez litigation.

B.SIMPLE IRA Limits. No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

C.Inherited Roth IRA. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C), no contributions will be accepted, other than contributions that are in the form of a nontaxable rollover or transfer from an eligible retirement plan of a deceased Owner that is permitted under Code Section 402(c)(11) or an Owner retirement plan (as defined in Code Section 7701(a)(37)) of a deceased Owner. If such contributions are made from more than one plan, the deceased Owner with respect to the plans must be the same.

D. Recharacterization. A regular contribution to a non-Roth IRA may be recharacterized pursuant to the rules in Code section 408(d)(6) and section 1.408A-5 of the Income Tax Regulations as a regular contribution to this IRA, subject to the limits described above.

E.Qualified Rollover Contribution. A “qualified rollover contribution” is a rollover contribution of a distribution from an eligible retirement plan described in Code Section 402(c)(8)(B). If the distribution is from an IRA, the rollover must meet the requirements of Code Section 408(d)(3), except the one-rollover-per-year rule of Code Section 408(d)(3)(B) does not apply if the distribution is from a non-Roth IRA. If the distribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements of Code Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16), as applicable. A qualified rollover contribution also includes:

1)All or part of a military death gratuity or servicemembers’ group life insurance (“SGLI”) payment may be contributed if the contribution is made within 1 year of receiving the gratuity or payment. Such contributions are disregarded for purposes of the one-rollover-per-year rule under Code Section 408(d)(3)(B).
2)All or part of an airline payment (as defined in Section 125 of the Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”), Pub. L. 110-458) received by certain airline employees may be contributed if the contribution is made within 180 days of receiving the payment.

Article VI

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A.Required Minimum Distributions Generally. Notwithstanding any provision of this Roth IRA to the contrary, the distribution of the Owner's interest in the IRA shall be made in accordance with the requirements of Code Sections 408(b)(3) 401(a)(9) as modified by Code Section 408A(c)(4), and the Income Tax Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the entire interest in the Roth IRA must satisfy the requirements of Code Section 408(a)(6) and 401(a)(9), as modified by Code Section 408A(c)(4), and the Income Tax Regulations thereunder, the provisions of which are herein incorporated by reference. The Owner or their beneficiary, as applicable, shall have the sole responsibility for requesting a distribution that complies with this endorsement and applicable law. The Company shall not be responsible for any tax penalties or other damages that result from a failure to elect such distributions.

B.Required Minimum Distributions During Owner’s Lifetime. No amount is required to be distributed prior to the death of the Owner. Notwithstanding the previous sentence for deferred income annuity IRAs the first required payment must be made upon the earlier of 30 years after the initial premium is received or the Owner or Owner’s beneficiary attaining age 95. If the Owner is alive on the annuity date, annuity payments shall commence on that date. If annuity payments commence while the Owner is alive, the manner in which such payments may be made might be limited, and the annuity payments might need to be modified after the Owner’s death, as necessary to satisfy the requirements described in Article VII below. If this contract is an inherited IRA within the meaning of Code section 408(d) (3)(C) or otherwise is maintained for a designated beneficiary of a deceased employee or Owner under an eligible retirement plan (as defined in Code section 402(c)(8)(B)), this paragraph does not apply unless (1) such designated beneficiary is the surviving spouse of the deceased Owner, and (2) for federal income tax purposes such spouse is treated as the Owner of this Roth IRA, rather than as the designated beneficiary of the deceased employee or Owner.

Article VII

A.Required Distributions After the Owner's Death. Upon the death of the Owner, to the extent required by Code sections 408, 408A, and 401(a)(9) and the Income Tax Regulations thereunder, the Owner's entire interest in the Roth IRA must be distributed at least as rapidly as follows:

1)If the beneficiary is not a Designated Beneficiary (as defined in Article V below), the entire interest must be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death.
2)If the beneficiary is a Designated Beneficiary but is not an Eligible Designated Beneficiary (as defined in Article V below), the entire interest must be distributed as permitted by the Company and applicable federal tax law by the end of the calendar year containing the tenth anniversary of the Owner's death.
3)If the beneficiary is an Eligible Designated Beneficiary, the entire interest must be distributed:
i.by the end of the calendar year containing the tenth anniversary of the Owner's death, subject to the terms of the contract or the Company requiring such portion to be distributed more rapidly; or
ii.if elected, over the life of such eligible designated beneficiary, or over a period not extending beyond the life expectancy of such eligible designated beneficiary, starting no later than:
1.the end of the calendar year following the calendar year of the Owner's death, or
2.if later, the end of the calendar year in which the Owner would have attained the applicable age specified in Code section 401(a)(9)(C), provided that the sole Designated Beneficiary is the surviving spouse of the Owner and, to the extent required by Code section 401(a)(9)(B)(iv), such spouse makes an election for this rule to apply;
4)The following additional rules apply to an Eligible Designated Beneficiary, to the extent required by Code sections 408, 408A, and 401(a)(9) and the Income Tax Regulations thereunder:
i.If distributions under paragraph (A)(3)(ii) above are made for a year in a form other than as annuity payments, the total distributions for such year must not be less than the
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quotient obtained by dividing the entire interest in the Roth IRA as of the end of the preceding year by the applicable denominator provided under the Income Tax Regulations. See paragraph E. below for how the applicable denominator is determined. If distributions under paragraph (A)(3)(ii) above commence in the form of annuity payments, see paragraph (d) of the Article V, Definitions and Special Rules, below for additional rules that apply to annuity payments.
ii.If paragraph (A)(3)(ii) above applies to an Eligible Designated Beneficiary, their entire interest in the Roth IRA must be completely distributed by the end of the calendar year containing the tenth anniversary of their death, or such other date required by paragraph (B)(2) of the "Definitions and Special Rules" section below or by Code sections 408, 408A, and 401(a)(9) and the Income Tax Regulations thereunder.
iii.If the Eligible Designated Beneficiary is the Owner's surviving spouse and such spouse dies before distributions are required to begin to the spouse under paragraph (A)(3)(ii)(2) above, this paragraph (A) will be applied as if the surviving spouse were the Owner, rather than a beneficiary. If distributions start to the spouse before the applicable date in the preceding sentence in the form of annuity payments that meet the applicable requirements of the Income Tax Regulations, then, in general, the annuity starting date is treated as the date that distributions were required to commence under paragraph (A)(3) (Il)(ii) above, to the extent provided in the Income Tax Regulations under Code sections 408, 408A, and 401(a)(9).

B.Except as otherwise provided under applicable federal tax law:

1)Paragraph (A) above applies to distributions with respect to an Owner who dies after December 31, 2019.
2)If the Owner died before January 1, 2020, and the Owner's Designated Beneficiary dies on or after that date, the entire interest in the Roth IRA must be distributed as required by Code sections 408, 408A, and 401(a) (9) and the Income Tax Regulations thereunder, as in effect prior to amendment by section 401 of Division O of the Further Consolidated Appropriations Act, 2020, Pub. L. No. 116-94 (“the Act"), the provisions of which are incorporated herein by reference, and in all events by the end of the calendar year containing the tenth anniversary of the beneficiary's death, to the extent required by federal tax law.
3)If the Owner and their Designated Beneficiary both died before January 1, 2020, unless otherwise provided under applicable federal tax law, the entire interest in the Roth IRA must be distributed as required by Code sections 408, 408A, and 401(a)(9) and the Income Tax Regulations thereunder, as in effect prior to amendment by section 401 of the Act.

C.In cases where federal tax law requires the entire interest in this contract to be distributed within a specified timeframe following an applicable death or other specified event, we may pay such distributions more rapidly. For example, we may require that such distributions occur immediately or within five years after an applicable death, without regard to whether federal tax law permits the distribution to be paid later.

D.Life expectancy is determined using the Single Life Table in section 1.401(a) (9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to such spouse's age in the year. If the surviving spouse as sole designated beneficiary made the election described in paragraph (a)(3)(Il)ii) above in a calendar year after 2023, then, to the extent permitted by applicable federal tax law, such spouse's remaining life expectancy may be determined using the Uniform Lifetime Table instead of the Single Life Table. In all other cases, remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to the beneficiary's age as of his or her birthday in the calendar year following the calendar year of the Owner's death and reduced by 1 for each subsequent year. If distributions are being made in the form of annuity payments, life expectancy will not be recalculated.

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E.The required minimum distributions payable to a designated beneficiary with respect to this Roth IRA contract (other than a distribution made under this contract in the form of annuity payments) may be withdrawn from another Roth IRA the beneficiary holds from the same decedent in accordance with section 1.408-8 of the Income Tax Regulations.

F.Surviving Spouse election to treat the contract as his or her own Roth IRA. If the sole Designated Beneficiary is the Owner's surviving spouse with an unlimited right to withdraw amounts from this Roth IRA, the surviving spouse may elect to treat the contract as their own Roth IRA by submitting an affirmative election to the Company in accordance with section 1.408-8 of the Income Tax Regulations. Alternatively, the surviving spouse who is eligible to make the election is deemed to have made the election if, at any time, such surviving spouse makes a contribution to the Roth IRA (if permitted under the contract) or fails to take required distributions as a beneficiary. This election may only be made once, and thus may not be made a second time if the surviving spouse designated beneficiary elects to treat the contract as his or her own IRA, remarries, and names his or her new spouse as the sole designated beneficiary. An election described in this paragraph may be subject to timing limits and other requirements under the Income Tax Regulations, which are incorporated herein by reference.

Article VIII

Definitions and Special Rules

A.Designated Beneficiary. The term Designated Beneficiary means any individual designated as a beneficiary by the Owner. This term will be interpreted consistently with Code section 401(a)(9)(E) and the Income Tax Regulations.

B.Eligible Designated Beneficiary. The term Eligible Designated Beneficiary means, with respect to any Owner, any Designated Beneficiary who is —

1)The surviving spouse of the Owner;
2)A child of the Owner who has not reached the age of majority (which is age 21, unless otherwise provided by federal tax law), and upon reaching the age of majority, a child of the Owner shall cease to be an Eligible Designated Beneficiary and, consistent with Code section 401(a)(9)(E)(iii) Regulation Section 1.401(a)(9)-5(e)(4) must fully distribute their remaining portion of the Owner’s interest by the end of the 10th year following the year he or she attained age 21;
3)Disabled (within the meaning of Code Section 72(m)(7);
4)Chronically ill (within the meaning of Code Section 7702B(c)(2), except the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature); or
5)An individual not described in any of the preceding clauses who is not more than 10 years younger than the Owner.

The term Eligible Designated Beneficiary will be interpreted consistently with Code Section 401(a)(9)(E)(ii). Except to the extent that applicable federal tax law permits otherwise, the determination of whether a Designated Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Owner.

C.Interest in the Roth IRA. The "interest" or "entire interest" in the Roth IRA includes the amount of any outstanding rollovers, transfers, and recharacterizations under section 1.408-8 of the Income Tax Regulations. Prior to the date that annuity payments commence, the "entire interest" under an annuity contract is the dollar amount credited to the Owner or beneficiary under the contract plus the actuarial present value of any additional benefits (such as survivor benefits in excess of the dollar amount credited to the Owner or beneficiary) that will be provided under the contract.

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D.Special rules for annuity payments. The options under which annuity payments are made may be limited to ensure that the payments to be made after the Owner's death will satisfy Code sections 408, 408A, and 401(a) (9) and the Income Tax Regulations thereunder. Unless otherwise provided under applicable federal tax law –

1)Distributions in the form of annuity payments must satisfy the applicable requirements of sections 1.401(a) (9)-6 and 1.401(a)(9)-5 of the Income Tax Regulations, the provisions of which are herein incorporated by reference.
2)The period certain for annuity payments cannot exceed the applicable periods specified in section 1.401(a)(9)-6 of the Income Tax Regulations.
3)Distributions made in the form of annuity payments must be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one year.
4)Annuity payments must be nonincreasing or increase only as permitted by section 401(a)(9)(J) of the Code or section 1.401(a)(9)-6 of the Income Tax Regulations.
5)If distributions are made in the form of annuity payments, the first annuity payment must be the payment which is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Similarly, in the case of distributions commencing after death in accordance with Code section 401(a)(9)(B)(iii) and (iv), the first payment, which must be made on or before the date determined under section 1.401(a)(9)-3 of the Income Tax Regulations, must be the payment which is required for one payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, semi-annually, or annually.
6)If annuity payments commence after the date distributions are required to commence after the death (the date determined under section 1.401(a)(9)-3 of the Income Tax Regulations), distributions must be made in accordance with the applicable rules in section 1.401(a)(9)-5 of the Income Tax Regulations.
7)After annuity payments commence to the Owner or a designated beneficiary, the payments may need to be modified (accelerated) following the death of the Owner or beneficiary, if necessary to comply with Code section 401(a)(9) and the Income Tax Regulations thereunder. Such a modification may be necessary even if the annuity payments complied with Code section 401(a)(9) and the Income Tax Regulations when they commenced.

Article IX

Reinstatement. If the premium payments are interrupted, the contract will be reinstated at any date prior to maturity upon payment of a premium to the Issuer, and the minimum premium amount for reinstatement shall not exceed $50, however, the Issuer may at its option either accept additional future payments or terminate the contract by payment in cash of the then present value of the paid up benefit if no premiums have been received for two full consecutive policy years and the paid up annuity benefit at maturity would be less than $20 per month.

Article X

Annual Reports. The Issuer shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

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Principal Life Insurance Company
Des Moines, Iowa 50392-0001

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